EXHIBIT D-1

                                STATE OF GEORGIA

                  BEFORE THE GEORGIA PUBLIC SERVICE COMMISSION

In Re:                                :
                                      :                 DOCKET NO. ____________
APPLICATION OF ATLANTA GAS            :
LIGHT COMPANY FOR APPROVAL            :
OF CORPORATE RESTRUCTURING            :
PLAN                                  :


     Pursuant to O.C.G.A. Section 46-2-20(a), ATLANTA GAS LIGHT COMPANY

("Applicant" or "Company") respectfully applies to this Honorable Commission for approval of its Plan of Corporate Restructuring ("Plan") and in support therefore shows the following:



                                       1.

     Applicant is a corporation organized under the laws of the State of

Georgia, incorporated by an Act of the Georgia General Assembly approved on

February 16, 1856 (Georgia Laws 1855-56, p. 420), as amended by a subsequent

Act of the General Assembly approved on October 14, 1889 (Georgia Laws 1888-89,

p. 1398) and further amended by orders of the Superior Court of Fulton County,

Georgia, or by the issuance of certificates of amendment by the Secretary of

State of the State of Georgia.



                                       2.

     Applicant has heretofore filed with this Commission a copy of its Charter and all amendments thereto, descriptions of its properties and statements of its earnings and expenses, capital stock, bonds, and other obligations outstanding, all of which by reference are incorporated herein and made a part of this Application.
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                                       3.

     Applicant and its wholly-owned subsidiary, Chattanooga Gas Company

("Chattanooga"), are predominantly engaged in the distribution and transportation of natural gas, and related undertakings, to customers in central, northwest, northeast and southeast Georgia and the Chattanooga,

Tennessee area.  Through its non-utility subsidiaries, Georgia Gas Company,

Georgia Gas Service Company, Georgia Energy Company, AGL Energy Services, Inc.,

and Trustees Investments, Inc., Applicant is also engaged in certain related unregulated businesses.



                                       4.

     Applicant provides natural gas service to more than 1.3 million customers,

consisting of more than 1.2 million residential, 93,000 commercial and 2,250 industrial customers.  These customers are located in 229 Georgia communities,

including almost 950,000 customers in the Atlanta metropolitan area, as well as customers in the service areas of Athens, Augusta, Brunswick, Macon, Rome,

Savannah and Valdosta, Georgia.  During its fiscal year 1995, Applicant sold or transported 245.2 million dekatherms of natural gas.



                                       5.

     All of the natural gas distribution and transportation services rendered by Applicant in Georgia are provided pursuant to distribution and pipeline certificates of public convenience and necessity issued by this Commission.



                                       6.

     Applicant has duly filed with this Commission all annual and other reports required of it by the rules, regulations and orders of this Commission and reference to those filings is hereby made for details concerning the Company's capital structure, assets and operations. Attached, marked Exhibit "A", is a schedule reflecting the balance sheet (unaudited) of the Company as of

September 30, 1995, showing the Company's assets, capitalization and liabilities as of that date.  Attached, marked Exhibit "B", is a copy of the

Company's income statement (unaudited) as of September 30, 1995.



                                       7.

     This Commission has jurisdiction over this Application pursuant to the provisions of O.C.G.A. Section 46-2-20(a) which provides that the Commission has general supervision of all gas companies providing service in this state.



                                       8.

     Over the course of the past decade, the natural gas industry has undergone dramatic restructuring and reorganization, principally as a result of legislative and regulatory changes at the federal level.  In 1992, the Federal

Energy Regulatory Commission ("FERC") issued Order 636 that, among other things, mandated the unbundling of interstate pipeline sales service and established certain open access transportation regulations.  Order 636 was implemented on the pipeline systems that served Applicant in the fall of 1993.

The unbundling of pipeline sales service requires local distribution companies,

such as Applicant and its wholly-owned subsidiary, Chattanooga, to contract directly and separately for wellhead gas supply, underground storage and firm transportation services.  The Energy Policy Act, enacted in 1992, and the apparent erosion of the proscriptions embodied in the Public Utility Holding

Company Act of 1935 ("Holding Company Act") also have contributed to the state of flux in the natural gas industry.  In addition, decisions by FERC authorizing large industrial customers to by-pass local distribution company systems, along with the growth and development of independent marketers and brokers, as well as intense competition for the range of energy consumers by electric suppliers and other alternate sources of energy, all have resulted in a regulatory and market environment which is radically different than that which prevailed as recently as the outset of the decade of the 1990s.  That new environment presents novel challenges for the Company in its historical core business pursuits, which challenges must be addressed creatively in its role as a regulated utility, while at the same time presents significant new opportunities in emerging business enterprises which, while related to that core business, are non-utility in nature.



                                       9.

     These regulatory and market changes and the related challenges and opportunities described above have required the Company to assess comprehensively its business strategies and structures for continuing to provide its historic regulated utility services in the most efficient and competitive fashion for Georgia consumers while also providing greater financial, managerial and organizational flexibility to adapt to and take advantage of the changing energy business in emerging non-utility ventures.

That flexibility would permit the establishment of a broader base of income generation from unregulated businesses which would enhance the strength of

Applicant's existing utility business.



                                       10.

     As a result of that assessment, for the reasons stated above and those set forth in more detail below, Applicant has concluded that its should reorganize the structure of its business in order to respond timely, effectively and prudently to the business challenges and opportunities.  Accordingly, the

Applicant proposes the Plan to implement a new holding company structure pursuant to an Agreement and Plan of Merger, a copy of which is attached hereto marked as Exhibit "C".  On November 27, 1995 Applicant organized AGL Resources

Inc. ("Resources"), under the Georgia Business Corporation Code in order to establish the corporate framework which will facilitate the contemplated holding company restructuring.  A copy of the Articles of Incorporation of

Resources is attached hereto marked as Exhibit "D".  Under the terms of the

Plan, a newly formed corporate subsidiary of Resources, AGL Merger Co.

("Mergerco"), will be merged with and into Applicant and each of the outstanding shares of common stock of Mergerco will be converted into one share of common stock of Applicant, as the surviving corporation of the merger and each outstanding share of common stock of Applicant will be converted into one

Resources common share.  Upon consummation of the restructuring, each person who owned common shares in the Applicant immediately prior to the restructuring will own a corresponding number of the outstanding Resources common shares and

Resources will own all of the outstanding common shares of Applicant.  Each class of preferred stock of the Applicant and all indebtedness of the Applicant will remain securities and obligations of the Applicant following the restructuring.



                                       11.

     The corporate structure of the Applicant immediately prior to the consummation of the restructuring is as follows:



     [Graph omitted from electronic filing.  The omitted graph represents a tree diagram of the current corporate structure, with Atlanta Gas Light

Company as the parent of the following companies:  (i) AGL Investments, Inc.,

(ii) Georgia Gas Service Company, (iii) Georgia Gas Company, (iv) Georgia

Energy Company, (v) Trustees Investments, Inc., (vi) Georgia Engine Sales &

Service Company (inactive), (vii) Georgia Natural Gas Company (inactive),

(viii) AGL Energy Services, Inc., (ix) Peachtree Pipeline Company (inactive),

(x) Chattanooga Gas Company, and (xi) AGL Resources Inc. (with its wholly-owned subsidiary, AGL Merger Co.).]


                                       12.

     The corporate structure immediately following consummation of the proposed corporate restructuring will be as follows:



     [Graph omitted from electronic filing.  The omitted graph represents a tree diagram of the post-merger corporate structure, with AGL Resources Inc.

as the parent of the following companies:  (i) AGL Investments, Inc. (with its wholly-owned subsidiaries, Georgia Gas Service Company, Georgia Gas Company,

Georgia Energy Company and Trustees Investments, Inc.), (ii) Atlanta Gas

Light Company (with its wholly-owned subsidiary, Chattanooga Gas Company)

and (iii) AGL Energy Services, Inc.]



                                       13.

     Following consummation of the corporate restructuring pursuant to the

Plan, the business of Atlanta Gas Light Company will continue, under the ownership of Resources, in all material respects, as it is conducted currently.

The Applicant will continue to own and operate the same facilities and assets that are presently employed in providing natural gas service to the public.

The operations, rates, and terms of service of the Applicant will remain subject to the jurisdiction of this Commission, pursuant to the provisions of

Title 46 of the Official Code of Georgia Annotated.  Chattanooga will remain as a wholly-owned subsidiary of Applicant.  Subsequent to the consummation of the initial corporate restructuring, the current non-utility operating subsidiaries of the Applicant (with the exception of AGL Energy Services, Inc., which will be a subsidiary of Resources) will be transferred to a separate wholly-owned subsidiary of Resources.



                                       14.

     Following extensive analysis and consideration, the Applicant has concluded that the benefits of the holding company structure contemplated by the proposed corporate restructuring, as set forth in the Plan, for the customers and the shareholders of the Applicant are compelling.  The new structure will remove the potential for diversion caused by non-utility ventures, thereby permitting a singular focus by Company management on the provision of quality, efficient, cost effective service in a new, more complicated environment.  Moreover, it is anticipated that consummation of the contemplated corporate restructuring will permit more efficient and, in some respects, more simplified regulation of the utility operations of the Applicant by this Commission.  The holding company structure will more clearly separate the operations of the public utility business from any unregulated enterprise.

As a result, the necessary work to separate non-utility from utility investment and expenses will be simplified for purposes of regulatory review, as well as for purposes of assessment of business risks.  The holding company structure also will enable Resources to engage in non-utility business pursuits in a manner comparable to its unregulated competitors.  The new corporate structure will permit the use of financing techniques which are more directly suited to the particular requirements, characteristics and risks of non-utility operations, without affecting the capital structure, creditworthiness, or funding of the operating utility.  That structure will permit the holding company to respond to non-utility opportunities in a time frame and in a business context that is not possible in a regulated framework.  The holding company structure is preferred by the investment community because it facilitates more efficient analysis of the varying individual lines of businesses.  Moreover, the holding company structure provides legal protection against the imposition of liability on utility operations for the results of unregulated business activities.



                                       15.

     Following the proposed corporate restructuring, it is contemplated that

Resources will pursue, through wholly-owned subsidiaries other than Applicant certain new business enterprises which will not be subject to regulation by this Commission.  The present non-utility operations of existing subsidiaries of Applicant, as well as other future non-utility business opportunities will be pursued in that framework.  For the reasons stated above, this corporate structure is more suited for engaging in emerging energy related businesses,

while maintaining the level of service and commitment to the traditional utility business of Applicant, than is the present structure.



                                       16.

     The proposed corporate restructuring will have no adverse effect on the service provided by Applicant to its customers or the rates charged for those services.  Consistent with the framework outlined above, the Applicant will thoroughly separate present and future non-utility and utility operations, as well as related investment, to assure that no cross-subsidy, transfer of costs or transfer of risks from the non-utility enterprises to the utility occur.

All dealings between Resources and the Applicant will take place on an arms-

length, ordinary course of business basis.  The holding company structure proposed in this filing will in no way impair the Commission's ability to discharge its duties under the law to protect the public interest in the operations of Applicant.  To the contrary, by providing the maximum separation of utility and non-utility lines of business and ensuring the appropriate allocation of risks, the holding company structure should enhance the

Commission's ability to fulfill its regulatory responsibilities.



                                       17.

     The holding company structure is a well-established form of organization for companies conducting multiple lines of business.  It is a common form of organization for unregulated companies and for those regulated companies, such as telephone utilities and water utilities, which are not subject to the

Holding Company Act.  In addition, it is utilized by many electric and gas companies which are involved in unregulated activities.  This Commission is experienced in regulating the operations of public utility subsidiaries of holding companies.  Georgia Power Company and Southern Bell Telephone and

Telegraph Company are public utility operating subsidiaries of the Southern

Company and BellSouth, respectively.  Prior to the acquisition of Savannah

Electric and Power Company by the Southern Company, this Commission approved a corporate restructuring whereby that operating utility became a subsidiary of

Savannah Energy Resources Company, concluding that such a reorganization was in the public interest.



                                       18.

     In light of the federal regulatory and market changes described herein and in light of the legislative and regulatory changes in the Holding Company Act which are presently being considered at the SEC and in Congress, numerous gas public utility companies around the country which are considered to be peer companies of Applicant by the investment community have already undertaken corporate holding company restructurings similar to that proposed herein.



                                       19.

     The corporate restructuring pursuant to the Plan will not result in any real change in the beneficial ownership of the Applicant as the existing common stockholders of the Applicant will become the common stockholders of Resources.

Applicant will not be issuing stock or entering into any long-term debt in connection with the proposed corporate restructuring.  Furthermore, the rights of the holders of Applicant's common stock, with the exception that, after restructuring, the Articles of Incorporation and the Bylaws of Resources will contain certain anti-takeover provisions which are not presently contained in the Charter of the Applicant, will, in all material respects, remain the same.



                                       20.

     The Plan, in addition to being subject to the approval of this Commission,

must be approved by the holders of the common shares of the Applicant, as well as approved by the SEC.  A draft of the Registration Statement that will be transmitted to the holders of common stock of Applicant, which reflects in detail the terms of the Plan, and has been filed with the SEC, is attached hereto marked as Exhibit "E".



                                       21.

     Applicant is currently exempt from registration and regulation as a holding company under the Holding Company Act (15 U.S.C. Section 79, et. seq.)

pursuant to Section 3(a)(2) of the Holding Company Act and Rule 2 thereunder.

This exemption applies despite the fact that Chattanooga is a wholly-owned subsidiary of Applicant, because Applicant is predominantly a public utility company whose operations as such do not extend beyond its state of organization and the states contiguous thereto.  Following consummation of the Plan, it is anticipated that Applicant will retain its exemption and that Resources will also be exempt from registration and regulation as a holding company under the

Holding Company Act.  Resources' exemption, it is expected, will be pursuant to

Section 3(a)(1), which is available where, among other requirements, the holding company's utility operations will be predominantly intrastate in character.  The Application filed with the SEC seeking approval of the restructuring Plan and seeking an order granting the exemptions is attached hereto marked as Exhibit "F".



                                       22.

     Following consummation of the corporate restructuring proposed herein,

this Commission will retain the same jurisdiction it now possesses under

Georgia law over Atlanta Gas Light Company.  The operations of Resources and the operations of the non-utility subsidiaries of Resources will not be subject to regulation by the Commission.



     WHEREFORE, for the reasons set forth hereinabove, Atlanta Gas Light

Company respectfully requests that this Commission, pursuant to the authority conferred on it by O.C.G.A. Section 46-2-20(a), enter an order which:



     a)   approves the Plan of Restructuring described in this Application and the attachments hereto as well as the implementation of such plan;

          and



     b)   recognizes that the Commission's jurisdiction will continue over

          Atlanta Gas Light Company following consummation of the Plan of

          Restructuring; and

     c)   provides such other authority and approvals as the Commission deems necessary in order to consummate and implement the Plan of

          Restructuring.



                                        _________________________
                                        Albert G. Norman, Jr.


                                        _________________________
                                        Gordon D. Giffin


                                        _________________________
                                        L. Craig Dowdy


                                        For Long, Aldridge & Norman
                                        Attorneys for Atlanta Gas Light
                                        Company
One Peachtree Center
Suite 5300
303 Peachtree Street
Atlanta, Georgia 30308
(404) 527-4000

                             CERTIFICATE OF SERVICE




     I, Gordon D. Giffin, an attorney of record for Atlanta Gas Light Company,

hereby certify that I have this day served the foregoing Application for

Approval of Corporate Restructuring Plan upon the Consumers' Utility Counsel,

by depositing copies of the same in the United States Mails, stamped and addressed as follows:



                        Consumers' Utility Counsel
                        84 Peachtree Street, N.W.
                        Suite 201
                        Atlanta, Georgia 30303-2318



     This _____ day of November, 1995.



                                        _____________________________
                                        Gordon D. Giffin